UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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(Rule 14a-101)

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CME GROUP INC.

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On March 30, 2009, the following letter was distributed on behalf of the Class B-1 nominee, Jeff Bernacchi:

Dear CME Member and B-1 Shareholder,

We are a diverse group of market participants. As such, we play necessary and vital roles in the success of our markets and the CME Group. Responsibly exercising our B Share voting privileges is one of our vital roles that contributes to that success.

In an attempt to secure your vote, and in keeping with the times, I have created the campaign website, www.CMEvote.com. The website contains a statement from me in video form, contact and resume information, and a link to the Proxy Vote web site where you can quickly cast your vote online.

I believe you’ll find my 30 years of broad exchange and industry experience are well suited to meet the needs of our Board at this time.

I welcome your comments and look forward to working with you to secure our continued success.

Sincerely,

/s/ Jeffrey M. Bernacchi
Jeffrey M. Bernacchi,
CME Group Board of Directors Candidate

www.CMEvote.com

*    *    *

CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 13, 2009. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

www.CMEvote.com is operated by Jeffrey M. Bernacchi for purposes of soliciting votes in connection with the 2009 annual meeting of the CME Group Inc. The site is not sponsored or endorsed by CME Group Inc.

The following Web site was made available on March 30, 2009 by Class B-1 nominee, Jeff Bernacchi.

T U E S D A Y

Why Jeff Bernacchi?

Click the PLAY Button to Hear Jeff’s Message

[See transcript below]

Posted by JMB at 3:37 PM

Voice Your Opinion

The CME Group has not supplied me with member telephone numbers or email contact information. Please send your comments, questions and preferred telephone number to JMB@FuturesRoute.com.

I look forward to hearing from you.

Please know that under SEC Proxy rules I cannot email a response to your questions without first having the CME Group approve my response and file it with the SEC. However, I can speak to you by phone or in person without this restriction.

Posted by JMB at 2:59 PM

Jeff’s Résumé

Jeffrey M. Bernacchi

C: 847-732-5837

JMB@FuturesRoute.com

PROFESSIONAL EXPERIENCE

1979-Present

Chicago Mercantile Exchange Member

Trade for own accounts in most exchange products. At various times served on the following CME committees: Arbitration, Ethics, Floor Communications, Membership Structure (Ad Hoc), Pit (Eurodollar), and Upper Trading Floor Design.

1980-Present JMB Trading Corp.

100% Stockholder

Proprietary Trading and Trading Services

1999-Present FuturesRoute, Inc. (Futures Market Consulting), Chicago, IL

50% Stockholder

Consult regarding all phases of futures brokerage business at TerraNova Financial Group, LLC., a Chicago, IL based FCM and Broker-Dealer. Personally registered as an AP of Terra Nova Financial Group, LLC.

2004-Present JJSB, Inc.

50% Stockholder

Proprietary Trading

2006-Present Breakwater Trading, LLC.

Subordinated Lender and Assignor of Membership and CME Shares

2008-Present Celeritas Capital, LLC.

Managing Member, 33.3% Ownership

Proprietary Research, Software Development

1993-1998 Bernacchi-Casey Trading / Bernacchi-Casey Brokerage

Partner

Traded, trained, and co-managed small proprietary trading group and brokerage group in interest rate futures. Pioneered pit use of both FM and telephone headset technologies. Installed first phone bridge at CME used by floor brokers.

1998-2008 Bernacchi Trading

Owner

Traded, trained, and managed a small proprietary trading group in equity index futures. Pioneered use of hand held controllers and keyboard emulators.

EXCHANGE MEMBERSHIP HISTORY

Exchange 1979-Present: member, CME (1979-1994, IMM; 1994-Present, CME)

Membership 1992-Present: member, IDEM division of CBOT

2000-Present: member, AM division of CBOT

2007-Present: member, NYMEX

2008-Present: member, Full CBOT, ERP, 11,275 CME Shares

Past Exchange 1984-1987: member, SIMEX

Membership 1986-1987: member, AM and IDEM divisions of CBOT

1991-1992: member, COMEX

EDUCATION

MBA ‘82(Finance), University of Chicago Graduate School of Business (Chicago Booth, as of ‘08), Chicago, IL

BA ‘79(Economics), DePauw University, Greencastle, IN

FAMILY

Born and raised in LaPorte, IN

Worked on the family produce farm beginning at age 7

Married to Mary Lynn (Scovill) Bernacchi since 1981

Resident of Barrington, IL since 1981

Two sons, Peter and Mark, born 1989 and 1992, respectively

Posted by JMB at 2:57 PM

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If You’ve Received Your Voting Materials And Have Your Control Number, Please...

Jeff’s Broad Range of Exchange Related Qualifications

•	Current equity CME member and owner of 11,275 CME Class A shares

•	Current equity NYMEX member, Current equity CBOT member, Current equity AM member, Current equity IDEM member

•	A lessor and lessee of memberships

•	AP of an FCM

•	Principal of an IB

•	Local trader and former principal of a trading group

•	Former filling broker and principal of a broker group

•	Assigned memberships and CME Group Class A shares to clearing firms

•	Solicited new customers

•	Serviced existing customers

•	Pit traded, board traded, traded from a booth, traded from an office, traded wearing headsets, and traded electronically using a mouse, game controllers, and algorithmic auto-trading programs

Do you find this website more helpful and informative than the Board Candidate communications you’ve received previously?

Website Ownership

This website is operated by Jeffrey M. Bernacchi for purposes of soliciting votes in connection with the 2009 annual meeting of the CME Group Inc. The site is not sponsored or endorsed by CME Group Inc.

Index of Content

•	▼ 2009 (3)

•	▼ February (3)

•	Why Jeff Bernacchi?

•	Voice Your Opinion

•	Jeff’s Résumé

If You’ve Received Your Voting Materials And Have Your Control Number, Please...

Your Vote Counts. Vote TODAY!

Legal Notice

CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 13, 2009. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

*    *    *

The following is the transcript from the video available on the foregoing Web site.

(Bottom Banner showing: “Jeff Bernacchi, CME Member, Candidate - CME Group Board of Directors”)

Hi. I’m Jeff Bernacchi. I am seeking your vote to be your CME Class B-1 representative to the CME Group Board of Directors.

I’ve entered this election because I believe in the importance of refreshing our board with new energy and new perspectives. I hope to bring my broad experience and endless passion for our exchange and our membership to my work as a director of our Board.

I believe strongly that the interests of all constituent groups need to be considered in all decisions.

I believe in the importance of maintaining the lowest clearing rates possible for members and member firms.

I’d like to see improved communication between the board and our membership.

(Chart of stock price at $700, Weekly postings showing CME trading rights at $1,575,000)

In recent years, CME Group shareholders and members have enjoyed much success; and the prices of both our trading rights and our stock have reflected that success.

(Shot of chart of CME Group Class A Shares at $150, ELX headline, and ICE CDS headline)

But the challenges of the last year should stand as a clear reminder that competition and change never abate.

Because we are experiencing a period of particularly rapid change, I’m confident that my long and broad industry experience will allow me as your representative to be an asset to you, and to our Board.

(Bottom Banners showing: Former Filling Broker and Principal of a Broker Group, Trader and Former Principal of a Trading Group, A Lessor and Lessee of Memberships, Pit and Electronic Trader)

I know that the success of the CME Group and of each of us depends upon the success of all our groups of stakeholders. Customers, Shareholders, FCMs and brokers, Corporate Equity Members and proprietary trading groups, individual traders, both on the floor and off, lessors and lessees all must find value in their relationship with our exchanges. No one group can thrive if we don’t all thrive.

(Bottom Banners showing: Currently Trading from Office, Principal of an IB, AP of an FCM)

While I currently trade my own accounts from my office, I am also the principal of an IB, an AP of an FCM, and I have personally performed many of the roles our members play.

I believe I can fairly represent your multiple interests and perspectives.

My enthusiasm for our exchange has existed from the time I first saw it from the visitors’ gallery at age 17.

(Bottom Banner showing: “1979 BA DePauw University, Economics Major, 1982 MBA University of Chicago,

Graduate School of Business”)

After two summers clerking on the trading floor, I enrolled in the MBA program at the University of Chicago. I began my career full-time at the CME in December 1978. I’ve been very fortunate to have had the opportunities for success I’ve experienced as a member of the Chicago Mercantile Exchange.

The Exchange, in turn, has been fortunate to have benefited from the leadership of the many talented directors who’ve served our Board. But, I think you’ll agree that periodically electing new participants to the CME Group Board of Directors can bring fresh perspectives and can enhance the effectiveness of our Board and the success of the CME Group.

(Bottom Banner showing: JMB@FuturesRoute.com)

Please contact me with any question or concerns you have. Thank you for watching this video and thank you for your vote.

*     *     *

The following solicitations were also provided by the Class B-1 nominee, Jeff Bernacchi on or about March 30, 2009:

For a Fresh Voice on the CME Board VOTE JEFF BERNACCHI www.CMEvote.com.

*     *     *

On March 30, 2009, the following letter was distributed on behalf of Class B-1 nominee, Bill Salatich:

sal@cmegroup.com	William G. Salatich, Jr. Director, CME Group Inc.	312-930-8014

Dear Fellow B-1 Shareholder,	March 1, 2009

The two main drivers determining membership value remain member’s rates and the exchange’s requirement that firms must own a specified number of memberships to provide clearing services. Throughout the years, as your voice in the boardroom, I have been vigilant these drivers are not diluted as we rely on our members to provide the liquidity that is invaluable to our exchange. In addition to these two universal equity drivers, I recognize B Shareholders of today are more diversified than ever before. It is important to understand how interests vary, how value is perceived differently.

Investment in technology is important to the electronic trader. Additional value is found in reliability and speed. The Globex platform must be second to none. I have supported technology as our top priority. Having the best electronic platform involves not only spending money on research and development, but also attracting the most qualified people to do the job.

Technology is important to the floor population as well, they must be able to compete with “the box.” In addition, those on the floor find value in sight lines, communications, pit and booth space. Open outcry continues to be viable and its core rights need preserving. I have been a floor trader/broker since 1975 and fully understand the needs and interests of all on the trading floor. I am on the floor everyday. I believe there is value in having your director be from the floor.

Clearing members find value in our clearing house, our central counterparty clearing model, which functions second to none. There was not a ripple in operations when Lehman Brothers went bankrupt with over one trillion dollars of notional value on our books.

Innovation has been a hallmark at CME. The electronic trader, the floor population and the clearing member understand the need for markets which serve the world. We have and will continue to produce world class products for our members and customers.

Value, therefore, is defined by need as well as dollars. B-1 Shareholders who lease their trading right understand and embrace the values of all.

CME Group is the leader in global financial marketplaces. Our talented management team combined with the knowledge and diversity of our board makes CME well positioned to embrace the challenges before us. The anxious and changing economic landscape is being met with focus and resolve. Our operating and financial performance is sound. The mergers and acquisitions of recent years speak well of the vision of management and the board. Even with the marked decline in Eurodollar volume, year over year CME Group has continued to increase overall volume and make money. No one could have predicted near zero interest rates for an extended period of time. When rates begin to rise, and they will, volumes will increase dramatically. CME’s entry in the OTC markets is just beginning. Our business plan is sound, our vision is clear. Make no mistake, we are well positioned for the future.

Strategic planning remains paramount. As Chairman of our Marketing and Public Relations Advisory Committee, I, as well as the members of my committee, have contributed to this strategic effort.

Initiatives from this committee will tell the world how CME Group has preformed masterfully where others have failed miserably. I wish to remain and continue to contribute to this effort.

I have enjoyed the challenge of the job and have worked well with fellow board members and our management team. I am experienced and remain enthusiastic to serve. I wish to continue to represent your interests. I respectfully ask you for the opportunity to continue to be your voice. Please cast your vote for Bill Salatich (SAL) in this year’s election.

Sincerely,

/s/ William G. Salatich

*     *     *

CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 13, 2009. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

On March 30, 2009, the following soliciting materials were made available by Class B-2 nominee, Tim Lattner:

*     *     *

CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 13, 2009. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

Dear Fellow Member,

Today this letter comes to you by way of introduction. An important event in our lives is approaching. On May 13th, 2009 you will have the opportunity to elect one of your peers to fill the esteemed position of IMM Division Board Member.

My name is Tim Lattner and I am asking for your support. You may recognize my badge, ‘LTT,’ from my 23 years of active membership with the CME. It has been my honor throughout these years to participate in numerous exchange committees, serving its needs with passion and dedication.

My story and qualifications start with the Chicago Trolley Company. This was a small business that originally employed 25 people operating eight used trolley cars. Over the years, Chicago Trolley evolved into a thriving enterprise that ultimately boasted over 150 employees and nearly 100 vehicles. This amazing life experience – along with many others – has taught me the value of working with people and provided me the opportunity to oversee challenging situations in a clear and forthright manner. As a floor trader, I learned the importance of listening to issues and concerns and assisted in reaching fair and equitable solutions by committee. Communication has always been a stalwart attribute of my success. It is a necessary component that must be achieved when confronting the demands of properly handling a successful and vibrant business. It is this core value that I wish to bring to the Board through my desire to work closely with all of the trading communities.

I approach this distinct honor to serve you with absolutely no hidden agendas. I can provide an unbiased and healthy perspective that will foster growth and prosperity in all trading communities. The CME Group’s most valuable assets are its ability to allow all trading groups the opportunity to compete…and succeed. Just as the markets remain transparent and continue to evolve, I too subscribe to a position of ethics and uncompromised openness.

We must persevere to establish no hidden agendas through dynamic leadership that represents the good of all shareholders. It is my promise to you that you will find in me a tireless and passionate candidate dedicated to serving your needs on and off the trading floor. We desperately need positive change to benefit all CME Group shareholders and its members. With your support we will achieve this goal and much more. Today I ask for your vote. Tomorrow I offer you my dedicated service and unparalleled commitment to the good of us all. Thank you for your consideration.

Sincerely,

Timothy A. Lattner ‘LTT’

Please review following page for complete voting instructions

CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 13, 2009. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

The following are the means to vote:

Class B -2 members have three ways to cast their vote:

•- By phone or via the Internet – by calling 1-800-690-6903 or voting electronically over the Internet by going to www.proxyvote.com. You will need to reference the control number on your proxy card when voting by telephone or over the Internet. If you wish to vote by telephone or over the Internet, you may vote until 10:59 p.m., Central Time, on Tuesday, May 12, 2009.

•- By mail – by submitting the proxy card provided with the proxy materials.

•- In person – by voting at the annual meeting.

On March 30, 2009, the following letters were distributed on behalf of Class B-2 nominee, Dave Wescott:

Dear B-2 Shareholder/FCM,

We the undersigned have known and/ or served on the Board of Directors of Chicago Mercantile Exchange Inc. with David Wescott and can attest that his dedication and drive are second to none. His willingness to take on every responsibility big or small is the catalyst behind our supporting him in his candidacy for the Board of Directors of Chicago Mercantile Exchange Inc. Please join us in his quest to once again be a part of the leadership of this Exchange.

LARRY ROSENBERG		DENIS DUFFEY		IRWIN ROSEN

Chairman of the Board 1st Vice Chairman 2nd Vice Chairman Board of Director Legislative Liaison Senior Policy Advisor	1977-79 1976,83-88 1974-75 1970-93 1989-90 1991	Board of Director	1985-96	Board of Director	1997-2001
1991-92

		DOUG GERARD		MIKE SAVOCA

		Board of Director	1993-94	Board of Director	1984-89

PATRICK MULCHRONE

		DON HUZINGA		ANDY SCHREIBER
Board of Director 2nd Vice Chairman	1991-96 1998-2001 1993-96
		Board of Director	1993-94	Board of Director	1985-86

LOU SCHWARTZ		D. ROBERT JORDAN		DAVID SILVERMAN

Board of Director	1981-90	Board of Director	1988-1995	Board of Director	1990-91
2nd Vice Chairman	1983-85				1995-2001

MIKE DOWD		MIKE MOSS		SCOTT SLUTSKY

Board of Director	1995-98	Board of Director	1991-92	Board of Director	1989-90

JIM DUBOIS		NORMA NEWBERGER		TOM STEWART

Board of Director	1992-93	Board of Director	1988-94	Board of Director	1990-93

CRAIG NORRIS		BOB PROSI

Board of Director	1997	Board of Director	1988-2001

*     *     *

CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 13, 2009. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

*     *     *

Dear Fellow Class B-2 Shareholder:

Once again, I seek your support and vote for the election to the Board of Directors of the CME Group Inc.

I have had the privileged opportunity to serve you for the past six years as your representative on the Board of Directors. This past year has been challenging with the unprecedented financial turmoil in the equity and credit markets, regulatory and legislative issues, and the completed mergers of the NYMEX and the CBOT.

As we enter a new year, many of the global economic problems are still working their way through the system. As we go forward, I feel that we are well positioned to be the product of choice for institutions, speculators, funds and investors. Our diverse product mix, will allow CME Group to lead the way when the economy recovers.

Our market’s transparency and the security of a centralized clearing house, which is designed to all but eliminate counterparty risk, will be the market place of choice for confidence and trust in the world of finance. I believe that investors and legislators will demand the transparency the CME Group has to offer and that will lead to an increase in shareholder values as our business model becomes the venue of choice for the future.

Now is not the time to rest on our past laurels. It is the time for us to take stock of what we have accomplished and build from there. I believe that we need to address the following issues:

•	Proprietary Group Trading- We need to continue to promote our ability to grow organically. Proprietary Trading Groups accounted for approximately 34% of the exchange’s trading volume in CME and CBOT products in the fourth quarter of 2008 and I believe that a realistic goal would be to continue to grow their trading volumes signficantly.

•	Funds: Hedge and Mutual Funds- We should target our marketing efforts to hedge and mutual funds highlighting our transparency and central party clearing to restore confidence in the financial markets to their clients.

•	Global Positioning- Through our Strategic Partnerships around the world we are in a strong position to take advantage of a new wave of customers and international products.

•	Cross Sell to NYMEX Customers and Vise Versa-Cross marketing of our products to NYMEX customers and the marketing of NYMEX products to our customers is a natural way to increase our volume.

•	Our presence, in the NYMEX building, allows us to market and sell the opportunities of our memberships to trading groups in the New York City area to become Corporate Equity Members of our exchange. (See attachment “Creating Global Demand”).

•	Legislative Issues- More than ever, it is important to tell our story to Congress. I have served as Vice-Chairman of the CME PAC and have hosted many of the Congressional visits through the past years. The transaction tax, regulatory agencies mergers, and the allegations of speculators causing volatility will be more pressing than ever before.

During my service on the Board, I always attempted to be open-minded, logical, rational, and above all fair. My previous terms on the Board and many various committees, have given me the experience and leadership qualities required for the position (see attached resume). I pledge to you my time, dedication, and commitment to serving this exchange. I will continue to live in the city during the week for the term of the directorship. This will make me accessible to you, the shareholder, at any time of the day or night. I will also be on the trading floor and can be reached by phone at 312-604-6114 or cell at 312-714-5907.

The future profitability of CME Group can only be limited by our own imaginations. I am committed to help discover and develop unique and challenging business opportunities that will benefit all shareholders. I encourage you to seek me out, just as I will be contacting you prior to the election, reading your ideas and concerns on Bsharebreakroom.com, and finally; asking for your support.

Sincerely,

David J. Wescott (COT)

*     *     *

CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 13, 2009. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by the CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

(CREATION OF GLOBAL DEMAND FOR CME GROUP PRODUCTS AND MEMBERSHIP INTERESTS)

1.	Benefits of Membership- CME Group Website lists information regarding the benefits of CME Membership. Exchange members benefit substantially from reduced transaction fees when trading products within their membership division. The essence of one page in particular can be realized by the following example;

•

Equity owners of a B-2 trading right, who trade 250 Round Turns in the CME Eurodollars on the CME® Globex® electronic trading platform could save approximately $120,000 per year in reduced fees. Leasing an IMM (B-2) membership with the same volume would result in an annual savings of approximately $90,000.

2.	In June 2003, CME adopted a rule requiring all new clearing firms to purchase all seven memberships (2CME-2IMM-2IOM-1GEM), unlike the previous requirement which allowed clearing firms to acquire half of the required memberships through assignment.

3.	European Incentive Program – This initiative will continue to attract new customers to CME’s products and membership benefits allowing us to effectively compete with European futures exchanges.

4.	Asian Incentive Program – Similar to the European Program, this initiative’s aim is to attract new participants to the benefit of futures trading and to the CME product mix.

5.

Electronic Corporate Member (106R) (Holding Member) This program as of December 31st, 2006 requires the purchase of one membership or the leasing of two memberships to participate in the program. Several ECM participants, because of their success and volume moved up to Corporate Equity Member Status (Previously In-Active Clearing Member).

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Initiatives 3, 4 and 5 are developing the next generation of equity members. At certain volume levels the .25 to .30 differential per contract (In Eurodollars alone) will financially entice users to become equity members. Out of 813 B-2 memberships, 237 B-2’s were purchased over the last 4 years as a result of these and other programs. That is almost 30% of the outstanding seats.

6.	In order to attract more participants to our markets, the Board reduced the A Share requirements for clearing. Over the past five years the requirement of A Shares for clearing have been reduced from 72,000 to 8,000 (for clearing at a single exchange). The requirement for membership interest requirements have remained the same- requiring all seven memberships (B-Shares) for clearing. This reduction in A Share requirements make the bar for entry that much more affordable to prospective clearing members and has put capital back into our current proprietary clearing members businesses, which in time should create higher trading volume, thus spawning demand.

7.	Electronic Corporate Member (106R)- (Volume incentive program) Transaction fees were raised and daily volume requirements were put in place to continue to capitalize on the success of the prior ECM Program. This program has become the training ground for the next generation of equity owners.

8.	The Board of Directors created a Family of Funds Membership Class for Hedge Funds. Again, Family of Funds creates a market for CME memberships. This requires that funds have one additional membership for every five of their funds within their group. There are currently more than 8,000 Hedge Funds.

The initiatives listed here provide a member of CME the opportunity to participate in decreased transaction fees, thus resulting in an increase of trading volume and shareholder value.

David J. Wescott (COT)

RESUME

Currently serving on the Board of Directors for a seventh two year term ending April of 2009. Managing Partner – Dowd Wescott Group, a Division of MF Global LLC. Founder and Partner in TradeForecaster.com LLC an algorithmic trading and technology company. Formerly Assistant Vice-President, CME Floor Manager for Dean Witter Reynolds (1982-1984) and Assistant Vice-President, IMM Floor Manager for Merrill Lynch Futures (1979-1982). Member of the IMM since 1981 and elected to the IMM Nominating Committee in 1987. Past Chairman, Co-Chair or Vice-Chairman of Business Conduct Committee (Financial Division). Floor Practice (Financial Division), Trade Procedures Committee, Trade Procedures Order Liability, Leasing Committee, CFPF Nominating Committee, Floor Practices (Agricultural Division), Regulatory Oversight, Floor GLOBEX Issues Committee, Review Claims against Stotler & Co., Eurodollar Pit Committee, Broker Association, Floor Broker Qualification, Floor Orientation, Member Services, Interest Rate futures, Restaurant and Club, Trading/Dual Trading, Past member of the Executive Committee, Director of CFPF, Trade Procedures Committee, Committee on Governance, Strategic Planning, Leasing Committee, Independent Traders Committee, Membership and Education Oversight Committee, Physical Facilities Oversight Committee, Political Action Committee, Compensation and Benefits Committee, Committee to review Agricultural Markets, Emerging Markets Committee, and Eurodollar Futures Back Month Design Sub-Committee.

Also, past member of the Trading Procedures Brokerage Billing System, Physical Facilities, Upper Trading Floor Design Review (Interest Rate Quadrant), Upper Trading Floor Committee, Review Committee Structure, Common Goals (Physical Sub-committee), Physical Facilities Oversight Sub-committee, Interest Rate Focus Group, Euro Strip and Options Sub-committee, Political Action Committee, Committee to review Currency Hours, Harmonize Dual Trading/Top Step Rule, Trade Order Processing, Agricultural Steering (Sub), Member Coordination, Membership Committee (Division B & C), Review Eurodollar Order Entry Procedures, CME Universal Broker Station, Facility Coordination, Leasing, Out-trade Policy, Floor Practices (Financial Division), Floor Practices (Agricultural Division), T-Bill Pit, Multi-Pit, Special Pit Committees, Eurodollar Strip Trading Sub-committee, Ad Hoc Pit Design, Space Allocation (Financial Division), Review Committee Structure and Member of CFTC Regulatory Coordination Advisory Committee. Currently chairing or serving the following committees; Business Conduct, Membership, Electronic Transition, FCM, Floor Conduct Committee, and Vice Chairman CME/PAC. Attended Maywood Community College and Harper Community College majoring in Business Administration. Age 52, married for 30 years with one son, residing in Crystal Lake and Chicago, Illinois.

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Michael P. Savoca

Member, Chicago Mercantile Exchange

141 W. Jackson Blvd., Suite 1402

Chicago, Illinois 60604

Dear B-2 (IMM) Shareholder,	March 1, 2009

Now more than ever, you must re-elect David J. Wescott as Director of CME Group Inc.. Dave’s experience, dedication, insight and vision of our industry and our exchange are second to none and his invaluable input will help our exchange continue to move forward through this global financial crisis.

CME Group’s volume and seat prices may be off this year due to this financial crisis. However, I believe that CME Group is well positioned to come out of these tough times stronger than ever, with its unique product mix, global distribution, transparency and the strength of its clearing house.

I know that Dave feels that our best years are ahead of us if we continue to work with our members and customers to fulfill their needs in the global marketplace. In his position of managing the Dowd Wescott Group, Dave’s day to day duties allow him to interact with fellow members and Board members alike in an ever changing industry. A top priority for Dave is helping to develop new and unique trading opportunities, creating demand for memberships as part of the exchange’s overall strategy to increase trading volume.

Dave is strongly committed to our political action committee, working tirelessly and unselfishly on getting our message out to our politicians on an ongoing basis.

Please join me in supporting David Wescott in his bid to continue to represent your interest on the CME Group Board of Directors by voting for his re-election.

Sincerely,

Michael P. Savoca, OCA

312-604-6137

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 13, 2009. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by the CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

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March 15, 2009

Dear IMM Member/B-2 Shareholder,

I have had the privilege of being a business partner with Dave Wescott for over nineteen years. I can personally testify that his moral and business ethics are above reproach. He has tremendous experience at the Board level and has tirelessly chaired and served on many of its most influential committees.

I, along with you, have witnessed the dedication and commitment that Dave has to the Chicago Mercantile Exchange and CME Group. Dave is available every morning on the trading floors and has been willing to reach out to all members to discuss any and all topics no matter how divisive.

Dave is a director who speaks with a strong clear voice; he has made a positive contribution at the Board level and can be counted on to put the Exchange members and shareholders first.

Dave has been an equity member of CME for over 25 years. He has been personally responsible for guaranteeing a number of proprietary traders and has helped to finance the purchases of exchange memberships. Currently, Dave is a Managing Partner of the Dowd Wescott Group, which clears trades at the all major exchanges.

I hope you agree with me that we could not find a better representative for our interest. Please join me in supporting Dave in the upcoming election. If you have any questions or need additional information, please feel free to contact me. If you would like to meet with Dave, feel free to approach him on the trading floors, or I would be happy to arrange a meeting at your convenience.

Thank you for your support in this matter.

Sincerely,

Michael Dowd

Dowd Wescott Group LLC.

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 13, 2009. Shareholders of CME Group Inc. are urged to read the definitive proxy statement and any other relevant materials filed by the CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

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On March 23, 2009, Mr. Wescott also launched a website at www.immvote.com with all of the foregoing information. The website is operated by David J. Wescott for purposes of soliciting votes in connection with the 2009 annual meeting of the CME Group Inc. The site is not sponsored or endorsed by CME Group Inc.